Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
THIRD QUARTER OF FISCAL 2007

Boulder, Colo., (April 23, 2007) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the third quarter of fiscal 2007.

Array reported revenue of $10.4 million for the third quarter of fiscal 2007, compared to revenue of $11.7 million for the same period in fiscal 2006.  Collaboration revenue decreased as a result of shifting resources to advance and expand Array’s internal proprietary drug discovery programs.  Revenue from license fees and milestone payments increased due to achieving milestones that trigger payments from AstraZeneca PLC and InterMune, Inc.  Array invested $15.7 million in proprietary research and development for the quarter in connection with advancing its eight wholly-owned development programs as well as its portfolio of discovery programs.  This compares to $7.7 million during the same quarter last year.  Array reported a net loss of $14.1 million, or ($0.35) per share, for the third quarter, compared to a net loss of $9.2 million, or ($0.24) per share, for the same quarter in fiscal 2006. Array ended the third quarter of fiscal 2007 with $73.9 million in cash, cash equivalents and marketable securities.

“Array has a deep development pipeline which now includes five oncology programs and three programs for treating inflammatory disease,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “During the remainder of calendar 2007, we anticipate having catalysts on six wholly-owned Array drugs, including advancing two drugs into Phase 2 clinical trials and filing two more INDs.”

Third Quarter and Subsequent Accomplishments:

Advancing Proprietary Research Programs

•                  ARRY-886 (AZD6244), a novel MEK inhibitor, is being developed by AstraZeneca and is in Phase 2 clinical assessment in metastatic melanoma, colorectal, pancreatic and non-small cell lung cancers.

•                  ARRY-704 (AZD8330), a novel MEK inhibitor, entered a Phase 1 clinical trial initiated by AstraZeneca in cancer patients, triggering a $2 million milestone payment to Array.  Array’s co-development and commercialization partnership with AstraZeneca for the oncology portion of its MEK portfolio, including its lead compound, ARRY-886, included research and development of additional clinical candidates, which resulted in the selection of ARRY-704 in December 2005.

•                  Advanced ARRY-543, an oral, selective, reversible, small molecule tyrosine kinase inhibitor of both ErbB-2 and EGFR for cancer, in a Phase 1 clinical trial.  Array reported positive Phase 1 interim results in December 2006:  the compound demonstrated consistent drug exposure and four patients had stable disease at doses that were well tolerated.

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•                  Continued a Phase 1 clinical trial in healthy volunteers for Array’s first-in-class MEK inhibitor for inflammatory disease, ARRY-162.  There have been no serious adverse events through 14 days of continuous dosing and cytokine production was significantly inhibited after ex-vivo stimulation of clinical samples.  Results of this trial will be presented at the European League Against Rheumatism (EULAR) Congress in June 2007.

•                  Continued a Phase 1b combination trial with ARRY-162 and methotrexate in stable rheumatoid arthritis patients, which will evaluate safety, tolerability, pharmacokinetics, biomarkers and initial signs of efficacy.

•                  Completed a Phase 1a single ascending dose escalation study in healthy volunteers for ARRY-797, a selective, orally active p38 inhibitor for inflammation, which evaluated safety, exposure and inhibition of mechanism-related biomarkers.  Results of this trial will be presented at the European League Against Rheumatism (EULAR) Congress in June 2007.

•                  Filed an Investigational New Drug (IND) application for ARRY-797 with the U.S. Food & Drug Administration (FDA) and is now able to proceed with a Phase 1 clinical trial in cancer patients.  ARRY-797 has shown good efficacy and a low side effect profile in preclinical models of certain cytokine-driven cancers.

•                  Initiated enrollment of cancer patients to participate in a Phase 1 clinical trial for ARRY-520, a small molecule Kinesin Spindle Protein (KSP) inhibitor.  In vivo, ARRY-520 caused marked tumor regression in preclinical models of human solid tumors and human leukemias, often leading to durable responses.

•                  Finishing regulated safety assessment testing for ARRY-380, an oral, selective ErbB-2 inhibitor for cancer, and preparing an IND application to submit to the FDA.

•                  Identified and advanced into regulated safety assessment testing a new compound, ARRY-614, a p38 / Tie-2 inhibitor for inflammation and cancer.  This mechanism simultaneously targets both cytokine growth-driven and angiogenesis-driven mechanisms in cancer.  The compound has shown to block angiogenesis, inhibit inflammation and antagonize tumor growth, while also demonstrating a low side effect profile in preclinical models of human cancer and arthritis.

Partnered Research

•                Entered into a license agreement with VentiRx Pharmaceuticals Inc., a privately held biopharmaceutical company, granting VentiRx exclusive worldwide rights to Array’s Toll-like receptor (TLR) program. The program contains a number of development candidates targeting TLRs to activate innate immunity. VentiRx expects to develop its first two candidates in oncology and allergy. Financial terms of the agreement were not disclosed, but Array received an equity stake in VentiRx as well as an upfront payment, and will receive potential milestone payments and royalties on product sales. Array retains the option to acquire a 50% ownership position in all VentiRx clinical oncology products developed under this agreement.

•                  Received a $500,000 milestone payment from InterMune, Inc. for ITMN-191, an oral hepatitis C virus protease inhibitor, being dosed in patients in a Phase 1a clinical trial.

Enhancing Leadership

•                  Appointed Neil Spector, M.D., to Array’s Scientific Advisory Board.  Dr. Spector will help Array in the development of its cancer portfolio.  Dr. Spector, with 20 years of oncology experience, recently joined Duke University Medical Center’s cancer drug development team as the new Director of Translational Research in Oncology. He also serves as Co-Director of the Experimental Therapeutics Program in the cancer center. Prior to joining Duke, Dr. Spector served as Director of GlaxoSmithKline’s Exploratory Medical Sciences in Oncology, where he successfully developed two important cancer drugs, Tykerb (lapatinib) and Nelarabine (ara-G analog), from the bench to the clinic and then guided them through FDA approval.

Array reported revenue of $29.0 million for the nine-month period ended March 31, 2007, compared to revenue of $34.9 million for the same period in fiscal 2006.  Net loss for the nine months ended March 31, 2007, was $38.2 million, or ($0.97) per share, compared to a net loss of $27.6 million, or ($0.71) per share, reported in the same period in fiscal 2006.

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Array will hold a conference call on Wednesday, April 25, 2007, at 9:00 a.m. eastern time to discuss these results.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information

Date:	Wednesday, April 25, 2007
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 311-6662
Toll:	(719) 457-2696
Pass Code:	5478670
Web Cast:	www.arraybiopharma.com

A replay of the call will be available as a webcast on www.arraybiopharma.com and by phone for one week by dialing toll-free (888) 203-1112 or (719) 457-0820.  The access code is 5478670.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2006, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of April 23, 2007. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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Array BioPharma Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Revenue:
Collaboration revenue	$7,813	$10,697	$23,348	$28,212
License and milestone revenue	2,567	999	5,616	6,666
Total revenue	10,380	11,696	28,964	34,878

Operating expenses *
Cost of revenue (1)	6,164	10,561	18,649	29,964
Research and development for proprietary drug discovery (2)	15,738	7,724	41,376	24,151
Selling, general and administrative expenses (3)	3,270	3,115	9,522	9,948
Total operating expenses	25,172	21,400	69,547	64,063

Loss from operations	(14,792)	(9,704)	(40,583)	(29,185)

Interest income	947	694	3,124	2,074
Interest expense	(244)	(178)	(733)	(460)
Net loss	$(14,089)	$(9,188)	$(38,192)	$(27,571)

Basic and diluted net loss per share	$(0.35)	$(0.24)	$(0.97)	$(0.71)
Number of shares used to compute per share data	39,959	38,852	39,523	38,654
*Includes stock-based compensation expense
(1) Cost of revenue	$235	$556	$826	$1,627
(2) Research and development for proprietary drug discovery	383	287	1,164	1,020
(3) Selling, general and administrative expenses	455	603	1,476	2,210
Total	$1,073	$1,446	$3,466	$4,857

Summary Balance Sheet Data

(in thousands)

	March 31,	June 30,
	2007	2006
Cash, cash equivalents and marketable securities	$73,883	$70,100
Property, plant and equipment, gross	69,577	66,139
Working capital	53,619	56,008
Total assets	107,958	102,173
Long term debt	15,000	14,150
Stockholders’ equity	37,836	68,641

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